Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C

(Form Type)

Pactiv Evergreen Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$3,369,843,846.00	(1)(2)	0.00015310	$515,923.09	(3)
Fees Previously Paid	$–			$–
Total Transaction Value	$3,369,843,846.00
Total Fees Due for Filing				$515,923.09
Total Fees Previously Paid				$–
Total Fee Offsets				$–
Net Fee Due				$515,923.09

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the accompanying preliminary information statement filed by Pactiv Evergreen Inc. (the “Company”) of which this Exhibit 107 is a part.

(1)	Aggregate number of securities to which transaction applies: The maximum number of securities of the Company to which this transaction applies is estimated to be 187,213,547 which consists of:

(a)	180,626,010 Shares issued and outstanding, which may be entitled to receive the merger consideration of $18.00 per share;

(b)	2,232,098 Shares underlying outstanding Company RSUs, which may be entitled to receive the merger consideration of $18.00 per share; and

(c)
up to 4,355,439 Shares underlying outstanding Company PSUs (with the number of Shares subject to the applicable PSU Performance Level), which may be entitled to receive the merger consideration of $18.00 per share.

(2)
In accordance with Rule 0-11 under the Exchange Act the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated based on the sum of:

(a)	the product of 180,626,010 Shares and the merger consideration of $18.00 per share;

(b)	the product of 2,232,098 Shares underlying outstanding Company RSUs and the merger consideration of $18.00 per share; and

(c)	the product of up to 4,355,439 Shares underlying outstanding Company PSUs (with the number of Shares subject to the applicable PSU Performance Level) and the merger consideration of $18.00 per share.

(3)	In accordance with Section 14(g) of the Exchange Act and Rule 0-11 under the Exchange Act the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.